Exhibit 10.1(g)

RETIREMENT AGREEMENT

Hooker Furniture Corporation (the “Company”) and Douglas C. Williams (“Executive”) enter into this Retirement Agreement (this “Agreement”) on the 26th day of October, 2006 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Executive is employed by the Company as President and Chief Operating Officer;

WHEREAS, Executive has decided to retire from employment with the Company on October 31, 2006 (the “Retirement Date”);

WHEREAS, the Company, in recognition of Executive’s long period of distinguished service with the Company and his willingness to retire early, has decided to provide Executive with certain retirement benefits.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the parties agree as follows:

1. Retirement Date. Effective on the Retirement Date, Executive shall retire from employment with the Company and shall resign his position as President and Chief Operating Officer.

2. Retirement Benefits. In consideration for Executive’s early retirement, the Company shall pay to Executive the following retirement benefits:

(a) Accrued Vacation Pay. The Company shall pay to Executive in a single lump sum on the Retirement Date the full amount of the accrued but unused vacation pay to which Executive is entitled under the terms of the Company’s vacation pay program. As of the Effective Date, Executive is entitled to receive $23,288 of accrued but unused vacation under the Company’s vacation pay program.

(b) Annual Bonus. In accordance with the terms of the Company’s annual bonus program and any related guidelines, the Company shall pay to Executive the full, non-prorated bonus that Executive would have been entitled to receive pursuant to the Company’s annual bonus program for the 2006 fiscal year if Executive had remained in active employment with the Company to the end of the 2006 fiscal year. Such bonus shall be paid in a single lump sum at the time specified under the terms of the Company’s annual bonus program and any related guidelines.

(c) Early Retirement Payment. The Company shall pay to Executive, in a single lump sum on the date specified in Section 3 below, an amount equal to the sum of (i) forty (40) weeks of base salary at Executive’s rate of base salary in effect on the Retirement Date, and (ii) the excess (if any) of the annual bonus paid to Executive under the Company’s annual bonus program for the 2005 fiscal year over the annual bonus payable to Executive under the Company’s annual bonus program for the 2006 fiscal year.

(d) Supplemental Retirement Benefit. The Company shall pay to Executive a Supplemental Benefit under the Company’s Supplemental Retirement Income Plan (“SRIP”) equal to 100% of the Supplemental Benefit that Executive would have been entitled to receive under the SRIP if he had attained age 65 on the Retirement Date. In computing such Supplemental Benefit, Executive’s Final Average Monthly Earnings shall include (i) the annual bonus payable to Executive under the Company’s annual bonus program for the 2006 fiscal year, and (ii) the amount of accrued but unused vacation payable to Executive on the Retirement Date pursuant to subsection (a) above. Such Supplemental Benefit shall be paid on the date specified in Section 3 below and shall be adjusted to include interest for the six (6)-month period specified in Section 3. The Supplemental Benefit shall be paid in the form of (i) a single lump sum payment, (ii) a series of equal monthly payments for a period of no more than one-hundred and eighty (180) months or (iii) a combination of (i) and (ii), as elected by Executive. Such payment election shall be made in writing on a form prescribed by the Company and must be submitted by Executive to the Company by no later than November 30, 2006. If Executive elects to have all or a portion of his Supplemental Benefit paid in a single lump sum, the amount of such lump sum payment shall be computed based on the 30-year Treasury bill rate in effect on the Retirement Date. If Executive fails to submit a payment election by November 30, 2006, the Supplemental Benefit shall be paid in the form of a single lump sum payment. The Company and Executive acknowledge that this Agreement shall amend and modify the SRIP with respect to Executive’s rights thereunder, that such amendment is made in accordance with, and for the purposes of qualifying for, the transition relief described in Q&A-19(c) of Internal Revenue Service Notice 2005-1 (as modified by proposed Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service Notice 2006-79) and that Executive hereby agrees to waive any right to prior written notice of such amendment. All capitalized terms in this subsection (d) shall have the same meaning as assigned to such terms in the SRIP, except as specifically modified herein.

3. Payment Date for Certain Retirement Benefits. The early retirement payment described in Section 2(c) and the supplemental retirement benefit described in Section 2(d) shall be paid to Executive at the earlier of (i) the expiration of the six (6)-month period measured from the Retirement Date or (ii) the date of the Participant’s death.

4. Receipt of Other Compensation or Benefits. Executive acknowledges and agrees that, except as specifically set forth in this Agreement, following the Retirement Date, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company and its affiliates prior to the Retirement Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its affiliates, and he will not be eligible to participate, except as a retired employee, in any of the compensation or benefit plans of the Company or any of its affiliates, including, without limitation, the Company’s Employee Stock Ownership Plan, Employees Savings Plan, Stock Incentive Plan, executive life insurance program, group life and accidental death and dismemberment insurance program, long-term disability program and long term care plan. Executive will be entitled to receive benefits, that are vested and accrued prior to the Retirement Date or which become vested or accrued under the provisions of this Agreement or pursuant to the employee benefit plans of the Company, and will be entitled to elect COBRA continuation coverage under the Company’s health and dental insurance plans. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Retirement Date, in accordance with the Company’s expense reimbursement policies.

5. Death. In the event of the Executive’s death, any of the payments described in Section 2 that have not previously been paid shall be paid to Executive’s designated beneficiary or, if none, to his estate and, except to the extent benefits contemplated by this Agreement are provided by their terms to be paid to Executive’s heirs and beneficiaries, the Company shall have no further obligations to Executive’s beneficiaries under this Agreement.

6. Confidentiality. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company, except for information which has been disclosed by others to the public. Executive will promptly after the Retirement Date return to the Company all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which she received or prepared or helped prepare in connection with his employment with the Company, its subsidiaries and affiliates, and Executive will not retain any copies, duplicates, reproductions or excerpts thereof (other than material that will assist Executive in the performance services under this Agreement).

7. General Release of Claims and Promise Not to Sue. To the maximum extent permitted by law and in consideration for the Employer’s promises and obligations in this Agreement, Executive agrees for Executive and Executive’s heirs, successors, and assigns, hereby forever to release, discharge, and promise not to sue the Company, its parent, subsidiary, other affiliated entities, and all of its owners, shareholders, directors, officers, employees, agents, and employee benefit plans of such entities from or for any and all claims, debts, and causes of action of every kind and character whatever (including attorneys’ fees and costs) known or unknown which Executive has against such entities as of the execution of this Agreement, including without limitation any and all claims arising out of Executive’s employment with the Company or the ending of that employment, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, retaliation, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, provided, however, that this general release shall not extend to any claim for pension, retirement, or savings benefits which are or are required to be inalienable under the terms of any employee benefit plan.

8. Release of Age Discrimination Claims; Periods for Review and Reconsideration.

(a) Executive understands and agrees that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), and that this Agreement does not waive rights or claims that may arise after the date the waiver is executed. Executive understands that he has been given a period of twenty-one (21) days to review and consider this Agreement. Executive is hereby advised to consult with an attorney prior to executing the Agreement. By Executive’s signature below, Executive represents that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. Executive further understands that he may use as much or all of this 21-day period as he wishes before signing, and represents that he has done so.

(b) Executive further understands that he has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to E. Larry Ryder, Executive Vice President, Finance and Administration (the “Company Contact”). This Agreement shall be binding, effective, and enforceable upon Executive upon the expiration of this seven-day revocation period without the Company Contact having received such revocation, but not before such time. Executive understands and agrees that any payments hereunder shall not be made prior to the expiration of this seven-day revocation period.

(c) Notwithstanding the provisions of Section 8, the promise not to sue contained therein shall not apply to claims arising under the federal Age Discrimination in Employment Act (ADEA). However, the release contained therein shall apply in full to such claims.

9. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same knowingly and voluntarily.

10. Non-Reliance. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

11. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

12. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

800 Stonewall Jackson Trail

Martinsville, VA 24112

To the Company at:

Hooker Furniture Corporation

440 E. Commonwealth Boulevard

Martinsville, VA 24112

Attention: E. Larry Ryder,

                  Executive Vice President, Finance and Administration

13. Assignment. The Company may assign this Agreement to any other entity acquiring all or substantially all of the assets of the Company or to any other entity into which or with which the Company may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of the Company under this Agreement, as well as the obligations and liabilities of the Company hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of the Company. This Agreement is not assignable in any respect by Executive.

14. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

15. Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of laws rules contained therein.

16. Withholding. All payments made under this Agreement shall be subject to the Company’s withholding of all required federal, state and local income and employment/payroll taxes (including FICA taxes), and all such payments shall be net of such tax withholding unless Executive makes other arrangements with the Company in advance for the payment of such tax withholding.

17. Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and signed by both parties. This Agreement shall be enforceable in accordance with its terms when signed by the party sought to be bound. Notwithstanding any other provision of this Agreement to the contrary, the Company and Executive agree to timely amend this Agreement as may be necessary and appropriate to conform the Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), including all present and future regulations and rulings of the Secretary of the Treasury of the United States or his or her delegate with respect to Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HOOKER FURNITURE CORPORATION

By:	/s/ Paul B. Toms, Jr.
Paul B. Toms, Jr. Chief Executive Officer

EXECUTIVE

/s/ Douglas C. Williams
Douglas C. Williams